Exhibit 10.3
ACTUANT CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Conformed through the First Amendment)
Actuant Corporation, a Wisconsin corporation, maintains the Actuant Corporation Supplemental Executive Retirement Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees of the Company and its Affiliates. The Plan is intended to provide such employees with certain supplemental retirement benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in Sections 201, 301, and 401 of ERISA.
The Plan was originally established during the Plan Year starting September 1, 2010, and taking into account Compensation paid beginning September 1, 2010 as described in Section 1.11.
The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), Section 409A of the Code, and final Treasury regulations and guidance issued thereunder. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Section 409A of the Code, the terms of the Jobs Act and Section 409A of the Code shall prevail and govern.
SECTION 1
Definitions
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
1.1    “Administrator” shall mean the Company, as provided in Section 8.1.
1.2    “Affiliate” shall mean a corporation, trade or business which is, together with the Company, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of Section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Company.
1.3    “Age” means a Participant’s age in whole years as of the last day of the Plan Year.
1.4    “Beneficiary” shall mean the person or persons entitled to receive benefits under the Plan upon the death of a Participant, as provided in Section 6.6.
1.5    “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.
1.6    “Change of Control” shall mean the date on which the first of the following events occur:

(a)
any one person or more than one person acting as a Group (within the meaning assigned to such term in Treasury Regulation §§1.409A-3(i)(5)(v)(B) and (vi)(D)) (excluding Affiliates) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the business or assets from the Company (but in no event shall a Change of Control be deemed to have occurred where such acquired assets have a total Gross Fair Market Value (as defined below) of less than 40% of the total Gross Fair Market Value of all of the assets of the Company immediately before such acquisition or acquisitions);

(b)
any one person or more than one person acting as a Group (excluding Affiliates) acquires more than 50% of the total fair market value or total voting power of stock of the Company, provided that if such person or persons are considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company or to possess Effective Control (as defined below) of the Company, the acquisition of additional stock or control, respectively, of the Company by the same person or persons is not considered to cause a Change of Control of the Company under this subsection (b); or

(c)
(i) any one person, or (ii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors as constituted before the appointment or election.

“Effective Control” for purposes of this Plan means that any one person or more than one person acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, provided that if such person or persons are considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company or to possess Effective Control of the Company, the acquisition of additional stock or control, respectively, of the Company by the same person or persons is not considered to cause a change in the Effective Control of the Company. The term “Gross Fair Market Value” shall mean the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of determining stock ownership, the attribution rules described in Section 318(a) of the Code shall apply and stock underlying a vested option is considered owned by the individual who holds the vested option, provided that if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §§83-3(b) and (j)), the stock underlying the option shall not be treated as owned by the individual who holds the option. If payments from the Plan are made on account of a Change of Control event described in subsection (a) or (b), above, that occur because the Company or an Affiliate purchases its stock held by the Participant or because the Company, an Affiliate, or a third party purchases a stock right held by the Company or Affiliate, or that are calculated by reference to the value of the Company or Affiliate’s stock, such payments shall be completed not later than 5 years after the Change of Control event. A Change of Control shall be subject to such further rules, conditions, limitations, restrictions, or clarifications prescribed under Section 409A of the Code, including, without limitation, Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii).
1.7    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
1.8    “Committee” shall mean the Supplemental Executive Retirement Plan Committee, as it may be constituted from time to time.
1.9    “Company” shall mean Actuant Corporation, a Wisconsin corporation.
1.10    “Company Contributions” shall mean the amounts credited to Participants’ Accounts under the Plan pursuant to Section 3.
1.11    “Compensation” shall mean the base salary of a Participant for a Plan Year beginning on or after September 1, 2010 and any bonuses paid to him or her under any of the Company’s or Affiliate’s incentive or bonus plans during such Plan Year. Any bonuses scheduled to be received by a Participant in the Plan Year following his or her final Plan Year of active participation in the Plan and not otherwise excluded below shall also be included as “Compensation” paid during his or her final Plan Year. Notwithstanding the foregoing, “Compensation” shall not include (a) any bonus or salary payments made pursuant to a Change of Control, (b) any earnings accrued or bonuses paid under the Actuant Corporation Medium Term Incentive Bonus Plan and the Actuant Corporation Long Term Incentive Plan, and (c) any payments or income received from stock options, restricted stock, or restricted stock units. With respect to any given Plan Year, the Committee also retains discretion to include in

“Compensation” any payments made to a Participant by his or her employer prior to such employer becoming an Affiliate.
1.12    “Disability” or “Disabled” shall mean the mental or physical inability of a Participant to perform the regularly assigned duties of his or her employment, provided that such inability (a) has continued or is expected to continue for a period of at least 12 months and (b) is evidenced by the certificate of a physician satisfactory to the Committee stating that such inability exists and is likely to be permanent.
1.13    “Eligible Employee” shall mean any executive serving on the Executive Leadership Team. Notwithstanding the foregoing, any executive serving on the Executive Leadership Team but working outside the United States on a permanent basis shall only be considered an “Eligible Employee” for the Plan Year if such individual submits a request for participation no less than 30 days prior to the beginning of the Plan Year and the Committee approves such request.
1.14    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
1.15     “Participant” shall mean an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.2.
1.16    “Participant’s Account” or “Account” shall mean as to any Participant the separate account maintained on the records of the Company in order to reflect his or her interest under the Plan.
1.17    “Plan” shall mean the Actuant Corporation Supplemental Executive Retirement Plan, as set forth in this instrument and as hereafter amended from time to time, and, to the extent (and only to the extent) required under Section 409A of the Code, any other plan with which the Plan is required to be aggregated under Section 409A of the Code. This Plan is intended to constitute an account balance plan, as defined in Treasury Regulation §1.409A-1(c)(2)(i)(A).
1.18    “Plan Year” shall mean each 12-month period beginning September 1 and ending the following August 31.
1.19     “Termination of Employment” shall mean the date of the Participant’s separation from service (within the meaning of Treasury Regulation §§1.409A-1(h) and 1.409A-2(i)(2)) for any reason, including by reason of death or Disability, with the Company and its Affiliates, except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation §1.414(c)-2. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of any such leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable law or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
1.20    “Years of Service” shall be determined in accordance with the following paragraphs:

(a)	An Eligible Employee shall be credited with one (1) Year of Service for each full, completed year of employment with the Company or an Affiliate. Full years of employment shall be measured from the Eligible Employee’s most recent employment date. Partial years of employment shall not be recognized. Years of employment ending prior to the effective date of the Plan are included in determining Years of Service.

(b)
If an Eligible Employee previously worked for the Company or an Affiliate, terminated employment, and was subsequently reemployed by the Company or an Affiliate, full years of employment accrued prior to the most recent reemployment date shall not be counted as Years of Service, except as shall be determined by the Committee in its sole discretion.

(c)	An Eligible Employee’s service with a predecessor employer shall not be counted as Years of Service, except as shall be determined by the Committee in its sole discretion.
For purposes of determining the amount of the Company Contribution to which a Participant is entitled under Section 3, a Participant’s total Years of Service for a Plan Year shall be determined as of the last day of such Plan Year.
SECTION 2
Participation

2.1	Participation
Each Eligible Employee shall become a Participant in the Plan as of the later of: (a) September 1, 2010 or (b) the date on which the employee becomes an Eligible Employee.

2.2	Termination of Participation
An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant receiving a Company Contribution for a particular Plan Year, depending upon whether he or she is still serving on the Executive Leadership Team.
SECTION 3
Company Contributions
The Company shall make a Company Contribution to the Plan for a Plan Year on behalf of each Participant, provided that such Participant is serving on the Executive Leadership Team on the last day of such Plan Year or incurred a termination of employment with the Company and all Affiliates prior to the last day of such Plan Year by reason of death, Disability, or another event approved by the Committee in its discretion. The amount of the Company Contribution will equal a percentage of the Participant’s Compensation for that Plan Year, and such percentage of Compensation shall be based on the total of the Participant’s Age and Years of Service, as determined in accordance with the following chart:

Age + Years of Service	Percentage of Compensation
Less than 50	3%
50-59	4%
60-69	5%
70 or more	6%

        Notwithstanding the foregoing, the Committee has the discretion to make a Company Contribution to a Participant based on a fixed dollar amount or percentage of pay other than the percentage set forth above as determined by the Committee, so long as (a) such dollar amount or percentage is higher than the amount or percentage that would otherwise apply based on the chart above; and (b) the Committee communicates the new dollar amount or percentage to the Participant in writing for each Plan Year in which the new dollar amount or percentage applies.
An individual who first becomes a Participant during a Plan Year shall be eligible to receive a Company Contribution for that Plan Year based on Compensation paid during the entire Plan Year, so long as such Participant is otherwise serving on the Executive Leadership Team on the last day of such Plan Year or incurred a termination of employment with the Company and all Affiliates prior to the last day of such Plan Year by reason of death, Disability, or another event approved by the Committee in its discretion.
SECTION 4
Notional Investment of Contributions
The Administrator has designated one investment option, the Deemed Interest Crediting Option, for the notional investment of Participants’ Accounts. All Company Contributions made to the Plan, and the deemed interest attributable thereto, shall be invested in the Deemed Interest Crediting Option. This investment option is for recordkeeping purposes only and does not allow Participants to direct any Company assets (or, if applicable, the assets of any trust related to the Plan).
Company Contributions shall be credited with deemed interest as of the end of each month. A Participant’s monthly interest credit with respect to the portion of the Participant’s Account that is attributable to the Participant’s service with the Company or an Affiliate during a particular Plan Year shall be equal to: (a) such portion of the Participant’s Account as of the first day of the month, less any distributions of such portion of the Participant’s Account during the month pursuant to Section 6, multiplied by (b) a rate equal to one-twelfth of the applicable “Deemed Interest Rate.” The “Deemed Interest Rate” shall be a rate of interest determined annually by the Committee prior to the beginning of each Plan Year. The Deemed Interest Rate shall be announced to Participants prior to the start of each Plan Year. The Deemed Interest Rate for a Plan Year shall apply to all Company Contributions attributable to service with the Company or an Affiliate during the applicable Plan Year for as long as those contributions are maintained under the Plan.
SECTION 5
Accounting

5.1	Participants’ Accounts
For each Plan Year, at the direction of the Administrator, there shall be established and maintained on the records of the Company, a “Company Contribution Account” to reflect the Company Contributions made on the Participant’s behalf during such Plan Year and the notional income attributable thereto. Except as expressly modified, all accounts maintained for a Participant are referred to collectively as the Participant’s “Account.”

5.2	Participants Remain Unsecured Creditors
All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. Each Participant’s interest in the Plan shall make him or her only a general, unsecured creditor of the Company.

5.3	Accounting Methods
The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including the calculation and crediting of notional income, shall be determined by the Administrator, in its sole discretion. The accounting methods or formulae selected by the Administrator may be revised from time to time. If a Participant has a question regarding the accounting methods or formulae applicable to the maintenance of his or her Account, the Participant may submit a written request to the Administrator for a written explanation and confirmation of such accounting methods or formulae. However, no Participant or Beneficiary shall have any right to examine books, records, or accounts of the Company in connection with amounts payable under the Plan.

5.4	Reports
Each Participant shall have access at any time to statements of his or her Account, reflecting the status of his or her interest in the Plan.
SECTION 6
Distributions

6.1	General Timing of Distributions
Payment of a Participant’s Account shall commence upon the expiration of the six-month period following the Participant’s Termination of Employment. In the event amounts under the Plan are payable in installments, the first annual installment shall be delayed not less than six months after such Participant’s Termination of Employment, with all other annual installment payments payable as originally scheduled. During the delay in payment specified under this Section 6.1, unpaid amounts shall continue to be credited with notional income. Amounts contributed to the Plan on behalf of a Participant following commencement of his/her payments under the Plan shall be either (i) distributed in a lump sum to the Participant in the same tax year as the rest of the Participant’s account balance under this Section, or (ii) with respect to amounts payable in installments under Section 6.2(b), divided by the appropriate fraction (1/5 or 1/10, as elected), and the resulting amount shall be distributed in the same tax year as the first installment payment, with the remainder included in the remainder of the Participant’s account to be distributed as part thereof.

6.2	Form of Payment

(a)
Election. For each Plan Year in which a Participant is eligible to receive a Company Contribution, the Participant shall submit a benefit election form as to the form of payment for his or her Company Contribution (and associated notional income) for such Plan Year. The Administrator, in its sole discretion, shall determine the manner and deadlines for Participants to make these form of payment elections, and such election shall become irrevocable on the December 31 immediately prior to the start of such Plan Year. For a Participant who first becomes eligible to participate in the Plan in the middle of a Plan Year, the Participant’s benefit election form must be submitted within the first 30 days after becoming an Eligible Employee. Such election shall become irrevocable upon the expiration of this 30-day period. Also, if the Participant first becomes eligible after December 31 of a given year, he or she shall also make a benefit election for the forthcoming Plan Year within the first 30 days after becoming an Eligible Employee, and such benefit election shall become irrevocable upon the expiration of the 30-day period. If the Participant fails to complete a benefit election form for a Plan Year, he or she shall receive his or her benefit (and associated notional income) for such Plan Year in accordance with his or her benefit election form for the immediately preceding Plan Year, and if no such benefit election form for the immediately preceding Plan Year exists, in the form of a lump sum.

(b)
Forms of Payment. Payment (or installment payments) of a Participant’s Account shall be made in cash. Subject to any acceleration of payments required under this Section 6, a Participant may elect to receive such payment in one of the following forms of payment upon such Participant’s Termination of Employment commencing as of the date specified in Section 6.1: (i) a lump sum payment, (ii) five annual installment payments, or (iii) ten annual installment payments; provided, however, that a Participant who elects to receive annual installments for five or ten years shall instead receive payment in a lump sum equal to the balance then credited to his or her Account pursuant to and in accordance with the applicable provisions of this Section 6 if: (A) such Participant’s Termination of Employment occurs due to his or her death or Disability, or (B) distribution to such Participant is accelerated due to a Change of Control. If the Participant elected to receive five or ten annual installment payments, subject to any acceleration of payments required under this Section 6, his or her first installment shall be equal to 1/5th or 1/10th (respectively) of the balance then credited to his or her Account that is attributable to service with the Company or an Affiliate during the Plan Year with respect to which the election relates. Each subsequent annual installment shall be paid to the Participant in each of the Participant’s subsequent taxable years commencing with such Participant’s second taxable year following the taxable year in which his or her Termination of Employment occurred and ending in the Participant’s taxable year in which the final annual installment is due. The amount of each subsequent installment shall be equal to the balance then credited to the Participant’s Account that is attributable to service with the Company or an Affiliate during the Plan Year with respect to which the election relates, divided by the number of annual installments remaining to be made. While a Participant’s Account is in installment payout status, the unpaid balance credited to the Participant’s Account shall continue to be credited with notional income.

(c)
No Subsequent Change in Form or Timing of Payment. Notwithstanding any provision of this Plan or Section 409A of the Code to the contrary, neither the Participant nor the Company is permitted to change or revoke the form or timing of payment with respect to a Participant’s Company Contributions on or after the date on which such election becomes irrevocable.

6.3	Change of Control
If there is a Change of Control, the balance then credited to a Participant’s Account shall be distributed to him or her in a lump sum within 90 days after the date of the Change of Control.

6.4	Special Rule for Death
If a Participant dies, the balance then credited to his or her Account shall be distributed to his or her Beneficiary in a lump sum within 90 days after the date of death.

6.5	Forfeiture of Company Contributions

If, prior to a Change of Control, the benefit of any Participant in the Plan becomes subject to any “clawback” or similar forfeiture policy adopted by the Company, then the portion of the Participant’s Account subject to such policy may be forfeited at the discretion of the Committee.

6.6	Beneficiary Designations
Each Participant may, pursuant to such procedures as the Administrator may specify, designate one or more Beneficiaries. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Administrator. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Administrator on account of any payment made before the change is recorded. The last effective designation received by the Administrator shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

6.7	Payments to Incompetents
If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

6.8	Undistributable Accounts
Each Participant and (in the event of death) his or her Beneficiary shall keep the Administrator advised of his or her current address. If the Administrator is unable to locate a Participant to whom a Participant’s Account is payable under this Section 6, the Participant’s Account shall be held in suspense pending location of the Participant, without any prejudice to the Committee, the Administrator, or the Company (and each of their respective authorized delegates), as the case may be, including, without limitation, for any additional tax liability resulting from such delay in payment, provided that such unpaid amounts shall continue to be credited with notional income. If the Administrator is unable to locate a Beneficiary to whom a Participant’s Account is payable under this Section 6 within six (6) months (or such other period during which payment must commence under this Section 6 or, if later, such other period permitted under Section 409A of the Code) of the Participant’s death, the Participant’s Account shall be paid to the Participant’s estate.

6.9	Committee Discretion
Within the specific time periods described in this Section 6, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan. In addition and notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may cause the balance credited to a Participant’s Account to be paid to him or her in a lump sum at any time following the Participant’s termination of employment with the Company and all Affiliates. Notwithstanding the foregoing, the Committee shall retain and exercise such discretion reserved hereunder only to the extent such retention and exercise of discretion does not violate the requirements of Section 409A of the Code.

6.10	Withholding; Reporting
To the extent required by law in effect at the time any distribution is made from the Plan, the Company shall withhold any taxes and such other amounts required to be withheld. Further, to the extent required by law, the Company shall report amounts deferred and/or amounts taxable under the Plan to the appropriate governmental authorities, including, without limitation, to the United States Internal Revenue Service.

SECTION 7
Participant’s Interest in Account
Subject to Sections 5.2 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant’s interest in the balance credited to his or her Account shall become fully vested and nonforfeitable at the earliest of the following dates:

(a)	The date the Participant completes five Years of Service.

(b)	The date of the Participant’s death while in the employ of the Company or an Affiliate.

(c)	The date of the Participant’s Termination of Employment by reason of Disability.

(d)	The Participant’s attainment of age 60 while in the employ of the Company or an Affiliate.
SECTION 8
Administration of the Plan

8.1	Plan Administrator
The Company is hereby designated as the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA).

8.2	Committee
The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

8.3	Actions by Committee
Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

8.4	Powers of Committee
The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a)
To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b)	To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c)	To cause one or more separate Accounts to be maintained for each Participant;

(d)	To cause Company Contributions and notional income to be credited to Participants’ Accounts;

(e)	To establish and revise an accounting method or formula for the Plan, as provided in Section 5.3;

(f)	To determine the manner and form in which any distribution is to be made under the Plan;

(g)	To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(h)	To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j)	To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(k)	To establish a claims and appeal procedure satisfying the minimum standards of Section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(l)
To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m)	To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

8.5	Decisions of Committee
Benefits under the Plan will be paid to a person only if the Committee or its delegate decides in its discretion that the person is entitled to such benefits. All actions, interpretations, and decisions of the Committee or its delegate shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by the Participant or other claimant must be filed in a court of law no later than 120 days after the Committee’s final decision regarding the claim.

8.6	Administrative Expenses
Expenses incurred in the administration of the Plan by the Committee or otherwise, including legal fees and expenses, shall be paid by the Company in such proportions and allocations as the Committee determines.

8.7	Eligibility to Participate

No member of the Committee who is also an employee of the Company or an Affiliate shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

8.8	Indemnification
The Company and any Affiliates employing Participants shall, and hereby do, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

8.9	Currency
The amount and notional investment of all Company Contributions shall be calculated in U.S. dollars at actual exchange rates, as established by the Committee. Any distributions from this Plan shall also be made in U.S. dollars.
SECTION 9
Modification or Termination of Plan

9.1	Employers’ Obligations Limited
The Company intends to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend or discontinue Company Contributions, with or without cause. Complete discontinuance of all Company Contributions shall be deemed a termination of the Plan.

9.2	Right to Amend or Terminate
The Board of Directors reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. The Board of Directors may delegate its authority under this subsection to any individuals or committee. The Company, in its sole discretion, may seek a private letter ruling from the Internal Revenue Service regarding the tax consequences of the Plan. If such a ruling is sought, the Committee shall have the right to adopt such amendments to the Plan, including retroactive amendments, as the Internal Revenue Service may require as a condition to the issuance of such ruling.

9.3	Effect of Termination
If the Plan is terminated pursuant to this Section 9, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 6; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants’ Accounts as of any earlier date; provided that such discretion reserved to the Committee to accelerate the form and timing of the distribution of Participants’ Accounts shall be exercised only to the extent the termination of the Plan arises pursuant to and in accordance with one of the following provisions:

(a)
Corporate Dissolution or Bankruptcy. The Plan is terminated and liquidated by the Company within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, provided such amounts are included in the Participants’ gross incomes in the latest of the following years (of, if earlier, the taxable year in which such amounts are actually or constructively received): (i) the calendar year in which the Plan is terminated and liquidated, (ii) the first calendar year in which amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

(b)
Change of Control Event. The Company takes irrevocable action to terminate and liquidate the Plan within the 30 days before or 12 months after the occurrence of a Change of Control, provided that all other plans sponsored by the Company and any of its Affiliates after the Change of Control with which the Plan is required to be aggregated under Section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that all such Participants are required to receive a distribution of the amounts deferred under the Plan and such aggregated plans within 12 months of the date the Company took such irrevocable action to terminate and liquidate all such aggregated plans.

(c)
Termination of All Similar Arrangements. The Plan is terminated and liquidated by the Company, provided (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all other plans required to be aggregated under Section 409A if the same Participant had deferrals of compensation under all such aggregated plans, (iii) no payments are made on account of the terminations (other than payments that would have been payable in the absence of the plan terminations) within 12 months of the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, (iv) all payments are made within 24 months of the of the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, and (vi) within three years following the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, the Company and its Affiliates do not establish any new nonqualified deferred compensation plans that would otherwise have been aggregated with the Plan under Section 409A of the Code if the same Participant participated in both plans.

(d)	Other. The Plan is terminated and liquidated pursuant to and in accordance such other events and conditions prescribed under Section 409A of the Code.
SECTION 10
General Provisions

10.1	Inalienability
In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

10.2	Successors, Acquisitions, Mergers, Consolidations
The terms and conditions of the Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assigns and personal representatives.

10.3	Rights and Duties

Neither the Company nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.4	No Right to Company Assets
No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of liability hereunder. Any benefit which becomes payable hereunder shall be paid from the general assets of the Company. A Participant shall have only a contractual right to the amounts, if any, payable hereunder to that Participant. The Company’s obligations under this Plan are not secured or funded in any manner, even if the Company elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Company may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Company (or its delegates) to invest the assets of the Company or of any such trust in a similar manner.

10.5	No Enlargement of Employment Rights
Neither the establishment or maintenance of the Plan, the making of any Company Contributions nor any action of the Company or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Company or any Affiliate nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. The Company and its Affiliates expressly reserve the right to discharge any employee at any time.

10.6	Apportionment of Costs and Duties
Whenever the Company is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Company who is thereunto duly authorized by the Board of Directors of the Company.

10.7	Company Contributions Not Counted Under Other Employee Benefit Plans
Company Contributions under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Company or any of its Affiliates.

10.8	Applicable Law
The provisions of the Plan shall be construed, administered and enforced in accordance with applicable Federal law, and to the extent not preempted thereby or inconsistent therewith, with the laws of the State of Wisconsin, without regard to the conflicts of laws provisions of that State or any other jurisdiction. Without limiting the generality and applicability of the foregoing and notwithstanding any provision in the Plan to the contrary, if and to the extent that the payment of any Accounts would otherwise violate the requirements of Section 409A of the Code, such Accounts shall be paid under such other conditions determined by the Administrator or the Committee, as the case may be, that cause the payment of such Accounts to comply with Section 409A of the Code and the Plan shall be construed and administered accordingly to achieve that objective.

10.9	Responsibility for Legal Effect
No representations or warranties, express or implied, are made by the Company or the Committee and neither the Company nor the Committee assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.

10.10	Severability
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.11	Captions
The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.